SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the registrant                      |X|
Filed by a party other than the registrant   |_|
Check the appropriate box:

[ ]  Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive proxy statement

|_|  Definitive additional materials

|_|  Soliciting Material Prusuant to [ss]240.14a-11(v) or [ss]240.14a-12

                            UNITED NATIONAL BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            UNITED NATIONAL BANCORP
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)

     1)   Title of each class of securities to which transaction applies:

          ______________________________________________________________________

     2)   Aggregate number of securities to which transaction applies:

          ______________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ______________________________________________________________________

     4)   Proposed maximum aggregate value of transaction:

          ______________________________________________________________________

     5)   Total fee paid:

          ______________________________________________________________________

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and te date of its filing.

     1)   Amount Previously Paid:

          ______________________________________________________________________

     2)   Form, Schedule or Registration Statement No.:

          ______________________________________________________________________

     3)   Filing party:

          ______________________________________________________________________

     4)   Date filed:

          ______________________________________________________________________

                            UNITED NATIONAL BANCORP

                               1130 ROUTE 22 EAST
                          BRIDGEWATER, NEW JERSEY 08807

                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 15, 1997

To Our Shareholders:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "MEETING") of United National Bancorp (the "CORPORATION") will be held at the Headquarters Building of the Corporation, 1130 Route 22 East, Bridgewater, New Jersey, on April 15, 1997 at 10:00 a.m., for the purpose of considering and voting upon the following matters:

      1. Electing four directors to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

      2. An amendment to the Corporation's Certificate of Incorporation to increase the authorized common stock of the Corporation from 5,000,000 to 8,000,000 shares, and the authorized preferred stock from 300,000 to 1,000,000 shares.

      3. An amendment to the Corporation's 1995 Stock Option Plan for Non-Employee Directors (the "DIRECTOR PLAN") to increase the size of the options granted to each non-employee director elected or re-elected at an annual meeting and to increase the number of shares reserved for issuance by the Corporation under the Director's Plan from 35,000 to 65,000.

      4. Such other business as may properly come before the Meeting or any adjournment thereof.

      Only those shareholders of record as of the close of business on March 10, 1997 will be entitled to notice of, and to vote at, the Meeting. A list of such shareholders will be available at the Meeting.

      AN ANNUAL DISCLOSURE STATEMENT COVERING THE CORPORATION'S FINANCIAL RESULTS FOR THE PAST TWO YEARS IS AVAILABLE, BY REQUEST, AT ALL BRANCHES OF THE CORPORATION'S SUBSIDIARY, UNITED NATIONAL BANK ("UNB") AND THAT DISCLOSURE STATEMENT AND A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) MAY BE OBTAINED BY WRITING RALPH L. STRAW, JR., VICE PRESIDENT & SECRETARY, UNITED NATIONAL BANCORP, P.O. BOX 6000, 1130 ROUTE 22 EAST, BRIDGEWATER, NEW JERSEY 08807-0010, OR BY CALLING 908-429-2409.

                                       By Order of the Board of Directors


                                       Ralph L. Straw, Jr.
                                       Vice President & Secretary

Bridgewater, New Jersey
March 17, 1997

      THE ATTACHED PROXY STATEMENT SHOULD BE READ CAREFULLY. STOCKHOLDERS ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING

WRITTEN NOTICE TO THE CORPORATION. IF YOU ATTEND THE MEETING, YOU MAY SUPERSEDE YOUR EXECUTED PROXY BY VOTING IN PERSON.

      THIS YEAR'S ANNUAL MEETING IS BEING HELD AT THE HEADQUARTERS BUILDING OF THE CORPORATION, 1130 ROUTE 22 EAST, BRIDGEWATER, NEW JERSEY.

                             UNITED NATIONAL BANCORP


                               1130 ROUTE 22 EAST
                          BRIDGEWATER, NEW JERSEY 08807

                           --------------------------

                                 PROXY STATEMENT
                              Dated March 17, 1997

                          ----------------------------

                       GENERAL PROXY STATEMENT INFORMATION

      This Proxy Statement is furnished in connection with the solicitation of the Board of Directors of United National Bancorp (the "CORPORATION") of proxies for use at the Annual Meeting of Shareholders of the Corporation (the "MEETING") to be held at the Headquarters Building of the Corporation, 1130 Route 22 East, Bridgewater, New Jersey, on April 15, 1997 at 10:00 A.M. local time. This Proxy Statement is first being mailed to shareholders on approximately March 17, 1997.

                               VOTING INFORMATION

      The record date for determining shareholders entitled to notice of and to vote at the Meeting is March 10, 1997. Only shareholders of record as of that date will be entitled to notice of, and to vote at, the Meeting.

      On the record date, 4,413,331 shares of the Corporation's Common Stock, $2.50 par value, were outstanding and eligible to be voted at the Meeting. Each share of the Corporation's Common Stock is entitled to one vote.

      All shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the election of the four nominees for director who are named in the Proxy Statement, in favor of the amendment to the Certificate of Incorporation (the "CERTIFICATE"), increasing the authorized stock of the Corporation and in favor of the amendment to the 1995 Stock Option Plan for Non-Employee Directors (the "DIRECTOR PLAN") unless the shareholder specifies a different choice by means of the proxy or revokes the proxy prior to the time it is exercised. Should any other matters properly come before the Meeting, the persons named as proxies will vote upon such matters according to their discretion unless the shareholder otherwise specifies in the proxy.

      Please return your proxy in the enclosed envelope (addressed to The Bank of New York, serving as Registrar of our stock) sufficiently early to assure that it will be received prior to the time set for the Meeting. You are, of course, welcome to attend the Meeting and vote in person if you wish.

      Please note that proxies may be revoked in person at the Meeting, or by written and signed order of the shareholder if the revocation notice is delivered to the Corporation's Headquarters, P.O. Box 6000, 1130 Route 22 East, Bridgewater, New Jersey 08807, Attention: Ralph L. Straw, Jr., Vice President & Secretary, prior to 10:00 A.M. on April 15, 1997.

      The enclosed proxy is solicited by the Board of Directors of the Corporation, and the cost of that solicitation will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by officers, directors and employees of the Corporation who will not be specifically compensated for such solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons and the Corporation will reimburse such persons for their reasonable expenses incurred in that connection.

      Approval of the Amendment to the Corporation's Certificate and Director Plan requires the affirmative vote of a majority of the Corporation's Common Stock voted at the Meeting whether in person or by proxy. Election of directors requires the affirmative vote of a plurality of the Corporation's Common Stock voted at the Meeting, whether in person or by proxy. THE CORPORATION'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT TO THE CORPORATION'S CERTIFICATE, FOR THE AMENDMENT TO THE DIRECTOR PLAN AND FOR MANAGEMENT'S NOMINEES FOR DIRECTOR.

      At the Meeting, inspectors of election will tabulate both ballots cast by shareholders present and voting in person, and votes cast by proxy. Under applicable state law and the Corporation's Certificate and Bylaws, abstentions and broker non-votes are counted for purposes of establishing a quorum but otherwise do not count. Generally, the approval of a specified percentage of shares voted at a shareholder meeting is required to approve a proposal and thus abstentions and broker non-votes have no effect on the outcome of a vote. Where state law or the Corporation's Certificate or Bylaws require that the matter voted upon be approved by a specified percentage of the outstanding shares, then abstentions and broker non-votes have the same effect as negative votes.

                            I. ELECTION OF DIRECTORS

      The Corporation's Board of Directors has been divided into three classes of approximately equal size. Directors are generally elected for three-year terms on a staggered-term basis, so that the term of office of one class will expire each year and the terms of office of the other classes will extend for additional periods of one and two years, respectively. This year four nominees have been nominated to serve three-year terms expiring in 2000.

      Shareholders will elect four directors at the Meeting. Table I identifies the nominees selected by the Board of Directors for election to the Board at the Meeting. Table II identifies the individuals whose terms of office extend beyond the Meeting.

      Unless a shareholder either indicates "without authority" on the proxy, or indicates on the proxy that his or her shares should not be voted for certain nominees, it is intended that the proxy be voted for the persons named in Table I to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

      Table I and Table II set forth the names and ages of the nominees for election to director, the directors whose terms extend beyond 1997, the other positions and offices presently held by each person within the Corporation, the period during which each person has served on the Board of Directors of the Corporation (or, for the period prior to August 1, 1988, the Board of Directors of the Corporation's primary subsidiary, United National Bank ("UNB")), the expiration of their respective terms, and the principal occupations and employment of each such person during the past five years.

                                     TABLE I

                       NOMINEES FOR ELECTION AS DIRECTORS

                                                       Principal Occupation
                              Director                   or Employment for
       Name            Age     Since    Expiration        Past Five Years
--------------------------------------------------------------------------------
Donald A. Buckley       70     1987        2000      Retired; previously
                                                     President and Chief
                                                     Operating Officer of the
                                                     Corporation, Chairman of
                                                     the Board of UNB; served as
                                                     President and Chief
                                                     Executive Officer of UNB
                                                     until June 1992.

Antonia S. Marotta      67     1994        2000      Founder and President, Lean
                                                     Line, Inc. (weight loss
                                                     motivation programs).

Charles N. Pond, Jr.    45     1996        2000      Owner, operator, The Oil
                                                     Peddler, Inc. and General
                                                     Manager Hall Oil Company,
                                                     Inc. (retail fuel oil).

Ronald E. West          47     1994        2000      Senior Manager,
                                                     Telecommunications & Office
                                                     Automation, Shearman &
                                                     Sterling (law firm).

                                    TABLE II

             DIRECTORS WHOSE TERMS EXTEND BEYOND THE ANNUAL MEETING

                                                       Principal Occupation
                              Director                   or Employment for
       Name            Age     Since    Expiration        Past Five Years
--------------------------------------------------------------------------------
C. Douglas Cherry       60     1993        1999      President & Chief Executive
                                                     Officer Cherry, Weber &
                                                     Associates, P.C.
                                                     (consulting engineers).

Thomas C. Gregor        51     1992        1999      Chairman of the Board,
                                                     President and Chief
                                                     Executive Officer of the
                                                     Corporation since March 4,
                                                     1993; Chairman, President
                                                     and Chief Executive Officer
                                                     of UNB since June 1, 1992;
                                                     previously Senior
                                                     Vice-President - Commercial
                                                     Lending of National
                                                     Westminster Bank NJ and its
                                                     predecessors.

George W. Blank         58     1994        1998      President and Chief
                                                     Executive Officer, The
                                                     MedTech Group, Inc.

Charles E. Hance        53     1981        1998      Senior Vice President and
                                                     General Counsel, Beneficial
                                                     Management Corp., Peapack,
                                                     N.J. (provides supervisory,
                                                     audit and accounting
                                                     services for several
                                                     divisions of Beneficial
                                                     Corp.)

John R. Kopicki         53     1993        1998      President and Chief
                                                     Executive Officer of
                                                     Muhlenberg Regional Medical
                                                     Center.

Kenneth W. Turnbull     78     1969        1998      Retired; Chairman Emeritus;
                                                     previously Chairman of the
                                                     Board and Chief Executive
                                                     Officer of the Corporation.

John W. McGowan III     45     1996        1998      Attorney and Director;
                                                     Herold and Haines, PA (law
                                                     firm). Specializing in
                                                     corporate transactions and
                                                     bank lending matters.

Patricia A. McKiernan   58     1996        1999      Executive Vice President
                                                     Hunterdon Medical Center.
                                                     Vice-President, Public
                                                     Affairs 1981-1992.

David R. Walker         62     1994        1999      Consultant, formerly
                                                     Vice Chairman,
                                                     Bollinger-Fowler Company
                                                     (insurance agency).

George J. Wickard       65     1993        1999      Retired; formerly Vice
                                                     President and General
                                                     Manager, United Telephone
                                                     of New Jersey, Inc.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Corporation's Board of Directors had four regular meetings and one special meeting in 1996.

      There were five standing committees appointed by the Corporation's Board at the June, 1996 meeting. These are in addition to the nine Committees of the UNB Board. The Corporation's Committees are:

      Executive Committee. The principal function of the Executive Committee is to exercise the authority of the Board of Directors in the management and affairs of the Corporation, as required, between meetings of the Board. The members are Mr. Gregor (Chairman), Messrs. Blank, Buckley, Marder and Turnbull. The Executive Committee did not meet during 1996.

      Audit Committee. This committee (which also serves as the audit committee for UNB) supervises internal audits of the Corporation and UNB, reviews reports of internal and external auditors engaged by the Corporation and UNB, makes recommendations for changes in relevant systems and policies, and recommends the appointment of outside auditors. The members are Mrs. McKiernan and Messrs. Marder (Chairman), Pond and Wickard. The Audit Committee met four times in 1996.

      Nomination Committee. The committee makes recommendations with respect to nominees for election to the Board of Directors at the Annual Meeting of Shareholders and nominees to fill vacancies in the Board membership between Meetings. The Nomination Committee has not established specific procedures for receiving recommendations from shareholders for nominees for election to the Board of Directors, but will consider any such recommendations brought to the attention of the committee. Members of the committee are Mr. Turnbull (Chairman), Madames Marotta and McKiernan and Messrs. Gregor, Hance, and Wickard. The Nominating Committee did not meet during 1996.

      Strategic Planning Committee. This committee develops a strategic plan containing the Corporation's mission statement and assesses progress periodically. The committee also reviews capital adequacy and other resources. The members are Messrs. Gregor (Chairman), Blank, Kopicki, McGowan and West, as well as four non-director officers of the Corporation. The Strategic Planning Committee met once during 1996.

      Stock Based Incentive Plan Committee. This committee has full power and discretion to interpret and administer the Corporation's Long Term Stock Based Incentive Plan. The committee establishes selection guidelines and selects eligible persons for participation in the Plan. Members of the committee are Mr. Blank (Chairman), Madames Marotta and McKiernan and Messrs. Cherry, Hance, Marder, Walker, West and Wickard. The committee met once during 1996.

      All Directors attended no fewer than 75% of the total number of meetings held by the Corporation Board and all committees of the Board on which they served (during the period they served) in 1996, except Mr. Hance who attended 50% of such meetings.

                             DIRECTORS' COMPENSATION

      The Directors of the Corporation receive a retainer of $4,000 per year and UNB Directors $3,500. In addition, the Corporation and UNB Directors receive $450 for each Board and committee meeting attended. Mr. Blank received an additional $2,000 as Chairman of both the Stock Based Incentive Plan Committee and the UNB Compensation Committee, and Mr. Marder received an additional $3,500 as Chairman of both the Corporation and UNB Audit Committees.

      The total fees paid to all Directors for the Corporation's Board and committee meetings during 1996 were $93,082. The total fees paid to all Directors for UNB Board and committee meetings during 1996 were $231,176. These amounts include fees which Directors elected to defer under a deferred compensation plan. In addition, the

Corporation's total fees include $904 resulting from the exercise of 353 options by Mr. Wickard under the Director Plan (described below). This amount represents the difference between the exercise price and fair market value to the date of exercise. This was the only exercise of options under the Director Plan in 1996.

      The Corporation has a stock option plan (the "DIRECTOR PLAN") under which each director of the Corporation who is not also an employee of the Corporation or its affiliates, and has not been an employee for at least one year (a "NON-EMPLOYEE DIRECTOR"), is eligible to receive options. Following the Corporation's 1995 Annual Meeting at which shareholders approved the Director Plan, each then current director of the Corporation except Mr. Gregor, a total of 11 persons, was granted an option to purchase 1,000 shares of Common Stock. Thereafter, each eligible person who is elected or re-elected at an annual meeting of the Corporation's shareholders will be automatically granted an option, with the number of shares purchasable thereunder based on the term to which such person is elected: 1,000 shares for a three-year term, 667 shares for a two-year term, or 333 shares for a one-year term. An amendment to the Director Plan (the "Plan Amendment") is being proposed for approval at the Meeting. The Plan Amendment, if approved, would increase the size of the options granted each year under the Director Plan and increase the total number of shares authorized for issuance under the Director Plan. Assuming that all Non-Employee Director nominees are elected at this year's Meeting, each of Messrs. Buckley, Pond and West and Mrs. Marotta will be granted an option to purchase shares of Common Stock (2,400 shares assuming the adoption of the Plan Amendment; 1000 shares if the Plan Amendment is not adopted). See Proposal-3 for further information regarding the Director Plan and the Plan Amendment.

             STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDER

      The following table sets forth, as of January 31, 1997, the number of shares of the Corporation's outstanding Common Stock beneficially owned by the Directors of the Corporation, the nominees for Director, the executive officers of the Corporation for whom individual information is required to be set forth in this Proxy Statement ("NAMED OFFICERS") pursuant to the regulations of the Securities and Exchange Commission (the "COMMISSION"), all Directors and executive officers of the Corporation as a group, and each person or group known by the Corporation to be the beneficial owner of more than 5% of Corporation's outstanding common stock.

                                                                    PERCENT OF
                                            NO. OF SHARES          OUTSTANDING
           NAME                          BENEFICIALLY OWNED           SHARES
---------------------------------        ------------------        -------------
George W. Blank                               1,604 (1)                  *
Donald A. Buckley                            10,745 (2)                  *
C. Douglas Cherry                             4,412 (3)                  *
Warren R. Gerleit                            10,230 (4)                  *
Thomas C. Gregor                             21,014 (5)                  *
Charles E. Hance                              1,980 (6)                  *
John R. Kopicki                                 949 (7)                  *
Donald W. Malwitz                             9,344 (8)                  *
Richard C. Marder (10)                        2,250 (9)                  *
Antonia S. Marotta                            1,781 (11)                 *
Patricia A. McKiernan                           318                      *
John W. McGowan III                             636                      *
Charles N. Pond, Jr. (13)                     9,413 (12)                 *
Ralph L. Straw, Jr.                           4,872 (14)                 *
Kenneth W. Turnbull                           6,692 (15)                 *
David R. Walker                              11,079 (16)                 *
Ronald E. West                                  844 (17)                 *
George J. Wickard                             1,003                      *

Directors and Executive Officers
  as a Group (25 persons) (19)              123,299 (18)              3.2%

                                                                    PERCENT OF
                                            NO. OF SHARES          OUTSTANDING
           NAME                          BENEFICIALLY OWNED           SHARES
---------------------------------        ------------------        -------------
5% SHAREHOLDER
Mrs. C. Northrop Pond (10)(13)              345,505 (20)               9.0%
     1241 Cooper Road
     Scotch Plains, NJ 07076

----------
*     Less than one percent.

(1) Of this total, 1,230 shares are held by Mr. Blank and he has the right to acquire an additional 374 shares pursuant to options exercisable within 60 days.

(2) Of this total, 10,371 shares are held by Mr. Buckley and he has the right to acquire an additional 374 shares pursuant to options exercisable within 60 days.

(3) Of this total, 4,038 shares are held by Mr. Cherry and he has the right to acquire an additional 374 shares pursuant to options exercisable within 60 days.

(4) Of this total, 3,183 shares are held by Mr. Gerleit and he has the right to acquire an additional 7,047 shares pursuant to options exercisable within 60 days.

(5) Of this total, 6,924 shares are held by Mr. Gregor and he has the right to acquire an additional 14,090 shares pursuant to options exercisable within 60 days. Of the shares held by Mr. Gregor, 1,095 shares are held by Mr. Gregor's wife.

(6) Of this total, 1,606 shares are held by Mr. Hance and he has the right to acquire an additional 374 shares pursuant to options exercisable within 60 days.

(7) Of this total, 575 shares are held by Mr. Kopicki and he has the right to acquire an additional 374 shares pursuant to options exercisable within 60 days.

(8) Of this total, 3,183 shares are held by Mr. Malwitz and he has the right to acquire an additional 6,161 shares pursuant to options exercisable within 60 days.

(9) Of this total, 1,876 shares are held by Mr. Marder and he has the right to acquire an additional 374 shares pursuant to options exercisable within 60 days.

(10)  Mrs. Pond and Mr. Marder are sister and brother.

(11) Of this total, 1,407 shares are held by Mrs. Marotta and she has the right to acquire an additional 374 shares pursuant to options exercisable within 60 days.

(12) Of this total, 9,060 shares are held by Mr. Pond and he has the right to acquire an additional 353 shares pursuant to options exercisable within 60 days.

(13)  Mrs. Pond and Charles N. Pond, Jr. are mother and son.

(14) Of this total, 2,625 shares are held by Mr. Straw and he has the right to acquire an additional 2,247 shares pursuant to options exercisable within 60 days.

(15) Of this total, 6,318 shares are held by Mr. Turnbull and he has the right to acquire an additional 374 shares pursuant to options exercisable within 60 days. Of the shares held by Mr. Turnbull 2,732 shares are held by Mr. Turnbull's wife.

(16) Of this total, 10,705 shares are held by Mr. Walker and he has the right to acquire an additional 374 shares pursuant to options exercisable within 60 days.

(17) Of this total, 470 shares are held by Mr. West and he has the right to acquire an additional 374 shares pursuant to options exercisable within 60 days.

(18) The total 123,299 shares includes 6,040 shares held jointly or individually by spouses and/or other members of the household of the directors and all executive officers.

(19) The total unnamed executive officers have the right to purchase 8,747 shares pursuant to options exercisable within 60 days.

(20) Mrs. Pond holds 158,486 shares in her personal trust. The remaining 187,019 shares in this figure are held in trusts for which Mrs. Pond serves as Trustee and has the sole voting rights.

                             EXECUTIVE COMPENSATION

GENERAL

      Compensation of the Corporation's executives is described below in the tabular format mandated by the Commission. The letters in parentheses below each column heading are the letters designated by the Commission for such columns, and are provided to make it easier to compare the compensation of the Corporation's executives with that of the executives of other Commission reporting companies. The absence of any table or column designated by the Commission means that no compensation was paid or earned which would be required to be described in such table or column.

SUMMARY COMPENSATION TABLE

      The following table summarizes all compensation earned in the past three years for services performed in all capacities for the Corporation and UNB with respect to the Named Officers.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM COMPENSATION
                                                                --------------------------------
                                                                             AWARDS
                                                                --------------------------------
                                       ANNUAL COMPENSATION
                                       -------------------
                                                                                      (g)
         (a)                                                         (f)           SECURITIES            (i)
       NAME AND              (b)        (c)           (d)         RESTRICTED       UNDERLYING         ALL OTHER
  PRINCIPAL POSITION        YEAR     SALARY ($)    BONUS ($)        STOCK        OPTIONS/SARS(#)   COMPENSATION ($)
                                                                 AWARD(S) ($)
---------------------     --------  ------------  -----------   --------------   ---------------   ----------------
Thomas C. Gregor,           1996       240,000      110,000          --               9,010              8,196(1)
  Chief Executive           1995       212,000      100,000          --               6,742              8,196(4)
  Officer of the            1994       188,000       84,600       41,113(2)(3)       14,292              8,433(5)
  Corporation and
  UNB

Donald W. Malwitz,          1996       140,000       35,000          --               3,816              4,896(1)
  V.P. & Treasurer          1995       131,000       30,000          --               2,247              4,626(4)
  of the Corporation        1994       126,400       37,920        9,488(2)(3)        2,382              4,531(5)
  and Executive
  V.P. & Chief
  Financial Officer
  of UNB

Warren R. Gerleit,          1996       135,300       40,500          --               4,240              7,461(1)
  Executive Vice            1995       123,000       33,000          --               3,371              6,846(4)
  President,                1994       116,600       34,800       25,300(2)(3)        7,147              6,592(5)
  Lending, of UNB

Ralph L. Straw, Jr          1996       120,000       30,000          --               2,120              6,696(1)
  Vice President &          1995       110,000       25,000       19,500(2)(3)        4,494              6,196(4)
  Secretary of the          1994       102,500       30,750          --                 --               3,557(5)
  Corporation and
  Executive Vice
  President, General
  Counsel and
  Cashier of UNB

(1) In January 1994 UNB established a 401(k) Plan available to all employees. The amounts shown represent UNB's 1996 contribution on behalf of the executive to the 401(k) (Mr. Gregor - $7,500; Mr. Malwitz - $4,200; Mr. Gerleit - $6,765; and Mr. Straw - $6,000) and term life insurance premiums paid for the executive by UNB (Mr. Gregor - $696; Mr. Malwitz - $696; Mr. Gerleit - $696; and Mr. Straw - $696).

(2) All restricted stock awards vest 50% two years after the date of grant, an additional 25% after three years, and the remaining balance after four years. The restricted stock also vests in full upon retirement under normal conditions. All dividends on the restricted stock, whether in cash or securities, are fully vested immediately. The dollar amounts shown reflect the value at the date of grant.

(3) As of December 31, 1996, Mr. Gregor held 650 shares of restricted stock with a value of $23,725; Mr. Malwitz held 150 shares of restricted stock with a value of $5,475; Mr. Gerleit held 400 shares of restricted stock with a value of $14,600; and Mr. Straw held 600 shares of restricted stock with a value of $21,900.

(4) The amounts shown represent UNB's 1995 contribution on behalf of the executive to the 401(k) (Mr. Gregor - $7,500; Mr. Malwitz - $3,930; Mr. Gerleit - $6,150; and Mr. Straw - $5,500) and term life insurance premiums paid for the executive by UNB (Mr. Gregor - $696; Mr. Malwitz - $696; Mr. Gerleit - $696; and Mr. Straw - $696).

(5) The amounts shown represent UNB's 1994 contribution on behalf of the executive to the 401(k) (Mr. Gregor - $7,737; Mr. Malwitz - $3,835; Mr. Gerleit - $5,896; and Mr. Straw - $3,086) and term life insurance premiums paid for the executive by UNB (Mr. Gregor - $696; Mr. Malwitz - $696; Mr. Gerleit - $696; and Mr. Straw $471).

OPTION GRANTS IN 1996

      The following table shows the options granted to Named Officers in 1996, and their potential value at the end of the option term, assuming certain levels of appreciation of the Corporation's Common Stock. While the Commission-mandated column headings refer to stock appreciation rights ("SARS"), the Corporation has not awarded any SARs to its executive officers.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                         ANNUAL RATES OF STOCK PRICE APPRECIATION
                                     INDIVIDUAL GRANTS                              FOR OPTION TERM (1)
                       -----------------------------------------------  ------------------------------------------
                         NUMBER OF       PERCENT OF
                        SECURITIES     TOTAL OPTIONS/
                        UNDERLYING      SARS GRANTED     EXERCISE OR
                       OPTIONS/SARS     TO EMPLOYEES     BASE PRICE      EXPIRATION
       NAME            GRANTED (#)     IN FISCAL YEAR      ($/SH)           DATE           5% ($)       10%($)
---------------------  --------------  ---------------- --------------  --------------  ------------  ------------
       (a)                  (b)              (c)             (d)             (e)            (f)           (g)
Thomas C. Gregor         9,010(2)            25%           30.307          6/20/06        171,730       435,197
Donald W. Malwitz          3,816             10%           30.307          6/20/06        72,732        184,318
Warren R. Gerleit          4,240             12%           30.307          6/20/06        80,814        204,798
Ralph L. Straw, Jr.        2,120             6%            30.307          6/20/06        40,407        102,399

(1) The dollar amounts under these columns are the result of calculations at the 5% and the 10% rates set by the Commission and therefore are not intended to forecast possible future appreciation, if any, of the Corporation's stock price.

(2) These options become exercisable at the rate of 50% on June 20, 1998, 25% on June 20, 1999 and 25% on June 20, 2000.

AGGREGATED OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUE

      The following table shows options exercised during 1996, and the value of unexercised options held at year-end 1996, by the Named Officers. The Corporation does not use SARs as compensation.

                     AGGREGATED OPTIONS/SAR EXERCISES IN THE
                  LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                      NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                           UNDERLYING              IN-THE-MONEY
                                                                      UNEXERCISED OPTIONS        OPTIONS/SARS AT
                                                                         AT FISCAL YEAR-          FISCAL YEAR-
                                                                            END (#)                  END ($)
                                                                     ---------------------    ----------------------
                                                                          (#)
                         SHARES ACQUIRED ON                               EXERCISABLE/             EXERCISABLE/
         NAME               EXERCISE (#)        VALUE REALIZED ($)       UNEXERCISABLE            UNEXERCISABLE
---------------------  ---------------------   --------------------  ---------------------    ----------------------
          (a)                    (b)                    (c)                   (d)                      (e)
Thomas C. Gregor                  --                     --                7,146/22,898           260,829/835,777

Donald W. Malwitz                 --                     --                 4,441/7,254           162,097/264,771

Warren R. Gerleit                 --                     --                3,574/11,184           130,451/408,216

Ralph L. Straw, Jr.               --                     --                  0/6,614                 0/241,411

PENSION PLAN

      UNB has a regular Pension Plan under which executive officers and salaried employees may qualify under essentially the same standards. The annual pension payable under the Pension Plan is equal to the sum of:

      (1) The employee's accrued benefit as of December 31, 1986 (1.1875% of 1986 basic compensation, plus 0.5% of such compensation in excess of $7,800; all multiplied by the number of years of credited service as of December 31, 1986); plus

      (2) From January 1, 1987 through December 31, 1988, and for each year after December 31, 1988 in which the employee has less than 35 years of benefit accruals, 1.5% of basic compensation for such year, plus 0.5% of such compensation in excess of $7,800; plus

      (3) For each year after December 31, 1988 in which the employee has 35 or more years of benefit accruals, 2% of basic compensation for such year.

      In 1994, a $150,000 compensation limit became effective on pension plans. Only Mr. Gregor is affected at this time and his benefit declined when compared to last year.

      The estimated annual benefits payable upon retirement at normal retirement age (65) to the Named Officers are:

                                         ESTIMATED ANNUAL BENEFITS
                       ---------------------------------------------------------
                             ASSUMING 4% ANNUAL               ASSUMING NO
       NAME                   SALARY INCREASES              SALARY INCREASES
-------------------    ----------------------------   --------------------------
Thomas C. Gregor                  $70,584                        $57,672
Donald W. Malwitz                  91,272                         80,916
Warren R. Gerleit                  73,812                         54,684
Ralph L. Straw, Jr.                38,436                         31,404

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

      As of August 15, 1994, the Corporation and UNB entered into employment and change-in-control agreements with six executive officers, including each of the Named Officers. Each agreement provides for the employment of the executive from August 1, 1994 through July 30, 1998, at a minimum base salary equal to the executive's salary as of August 1, 1994. Under the agreement, the executive is entitled to participate in all incentive compensation and stock award plans, all pension, profit sharing or other retirement plans, and all medical, disability and life insurance plans made available to other executives of the Corporation. Such plans may not be terminated or altered in a manner adverse to the executive following a change in control of the Corporation, as defined in the agreement.

      Each agreement also provides for the following compensation upon termination of the executive's employment; upon the executive's death up to six month's base salary to the extent that the Corporation has not provided life insurance with benefits equal to 200% of the executive's base salary; upon termination due to disability, up to six months' base salary to the extent that the Corporation has not provided disability insurance with benefits equal to 100% of the executive's base salary; if the termination is by the Corporation due to the executive's poor performance (which form of termination is only permitted prior to a change in control), one year's base salary; if the termination is by the Corporation without cause prior to a change in control, two years' base salary (one year for Mr. Straw); if the termination is by the Corporation without cause after a change in control or after a change in control the executive resigns for good reason (generally defined to include material reductions in the executive's status or benefits), a lump sum equal (x) the cash value (determined by a formula) of any stock options, restricted stock or other stock plan awards from the Corporation to the executive which are not vested on the date of the termination, plus (y) a multiple (2.99 for Mr. Gregor and 2.0 for the other executives) of the average annual compensation (including base salary and bonus) paid to the executive during the five year period prior to the change in control. The change in control payments to the executives will be reduced if and to the extent necessary to comply with the limitations imposed upon parachute payments under Section 280G of the Internal Revenue Code, which limits all payments contingent on a change in control to an amount not to exceed three times the executive's average taxable wage compensation in the five years prior to a change in control.

      Each agreement defines "change in control" generally to mean any of the following: (1) any person or group (other than the Corporation) acquires 25% or more of the Corporation's and/or UNB's voting securities or all or substantially all of its assets; (2) the Corporation and/or UNB agrees to merge with an unaffiliated entity and (a) the Corporation's or UNB's directors immediately prior to such merger will constitute less than a majority of the directors of the surviving entity or (b) less than 75% of the outstanding voting securities of the surviving entity will be beneficially owned by the stockholders of the Corporation immediately prior to the merger; (3) the Corporation and/or UNB agrees to transfer all or substantially all of its assets, other than to a wholly-owned subsidiary of the Corporation; or (4) a majority of the directors of either the Corporation or UNB are persons who were not (a) directors on August 15, 1994 ("CURRENT MEMBERS"), (b) nominated by the affirmative vote of a majority of the current members at the time of their nomination ("FUTURE DESIGNEES") or (c) nominated by the affirmative vote of a majority of the current members and future designees, taken as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers to file reports of holdings and transactions in the Corporation's Common Stock with the Commission. Based on the Corporation's records and other information the Corporation believes that all Commission filing requirements applicable to its directors and executive officers with respect to the Corporation's fiscal year ended December 31, 1996 were complied with except one filing by Charles N. Pond, Jr., who inadvertently filed a Form 4 late shortly after being elected as a director of the Corporation.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of UNB's Compensation Committee during 1996 were Mrs. Marotta and Messrs. Blank (Chairman), Buckley, Gregor and Kopicki.

      Among those who served on the Board of Directors during 1996 and thus were ultimately responsible for setting executive officer compensation, Mr. Gregor was himself an executive officer of the Corporation. Mr. Gregor participated in deliberations of the Corporation's and UNB's boards of directors concerning compensation of executive officers other than himself.

      Directors and officers of the Corporation and their associates were customers of and had transactions with UNB in the ordinary course of business during the year ended December 31, 1996. Similar transactions may be expected to take place with the Corporation's subsidiaries in the future. Outstanding loans and commitments made by UNB in transactions with the Corporation's directors and officers and their associates were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features.

                      CERTAIN TRANSACTIONS WITH MANAGEMENT

      John W. McGowan III, a director of the Corporation, is a principal in a law firm which performed legal services for UNB during 1996 and continues to perform services in 1997. During 1996, Mr. McGowan's law firm was paid $26,086 directly by UNB and $48,047 directly by customers of UNB for the law firm's representation of UNB regarding loan transactions with such customers. For additional information see "Compensation Committee Interlocks and Insider Participations" above.

               BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

      The following report, a requirement of the Commission, was prepared by the Board of Directors of the Corporation.

      UNB is the primary subsidiary of the Corporation, and the compensation of senior officers of UNB (who may be deemed "EXECUTIVE OFFICERS" of the Corporation for Commission reporting purposes) is normally established by the full Board of Directors of UNB, based on recommendations made to it by its Compensation Committee. The Compensation Committee is composed of five directors who, in 1996, were Messrs. Blank (Chairman), Buckley, Gregor, Kopicki and Mrs. Marotta. Mr. Gregor does not participate in the committee deliberations with respect to his own compensation.

      In 1994, the Board of Directors of UNB made a number of changes in the way it set compensation for UNB's senior officers. First, the Board adopted a new performance-based bonus program, used to determine bonuses for officers at or above the Vice President level. In 1995, the group compensated using this system was expanded to include all UNB employees. The Board of Directors or, in the case of employees under the rank of Vice President, UNB management, sets specific, measurable goals to be obtained by both UNB and the individual officer or employee. At year end, the performance of both UNB and the officer or employee are measured and bonuses are determined using a matrix under which the performance of UNB and the officer or employee each contribute to the bonus available for such officer or employee. Specified levels of performance must be met by both UNB and the officer or employee before any bonus is payable.

      In addition, beginning in 1994 the Corporation made available to all employees, including the Named Officers, a 401(k) Plan pursuant to which the employees may make contributions and the Corporation may match such contributions, up to a maximum match of 5% of the employee's compensation. In 1996, the Corporation undertook to match 50% of each employee's contribution (up to the 5% compensation cap) and to match an additional 50% (subject to the cap) if UNB met its approved budget for the year. That budget was met and employee contributions were matched 100% in 1996. Prior to 1994, UNB had a profit sharing plan for which all employees, including executive officers, were eligible for awards. The profit sharing plan was not utilized and no awards were made under it in 1996.

     During 1996, Mr. Thomas C. Gregor served as Chairman, President and Chief Executive Officer of UNB, and Chairman, President and Chief Executive Officer of the Corporation. Mr. Gregor's base salary for 1996 was set by the Board of UNB based upon his performance in executing his responsibilities in those positions in 1995 and the performance anticipated from him in 1996 and future years. The Board also considered the objectives set by the Board for UNB for 1995, the overall performance of the Corporation and UNB and Mr. Gregor's ability to develop and motivate employees to meet the Corporation's short- and long-term objectives. Mr. Gregor's 1996 bonus was set based on the matrix derived under UNB's new performance-based bonus program, described above. The financial measures used to determine Mr. Gregor's performance on the matrix were the achievement of projected budget results, the completion of specified corporate projects for 1995 within time and within budget results, the achievement of specified minimum financial ratios and the achievement of specified goals with respect to UNB's internal quality program, financial performance and growth.

      With respect to 1996 compensation for senior officers, the Compensation Committee based its recommendations, and the full Board based its actions, on the duties and responsibilities of the officer in question, the performance of UNB and of the particular officer in 1995, and the performance anticipated from the officer in 1996 and future years. Based upon UNB's new performance-based bonus program, described above, bonuses for each senior officer were set based on a matrix, which in turn was based on goals set for the senior officer and for UNB as a whole. The CEO or, in some instances, the senior officer's other supervising officer, set the goals for each senior officer.

      Another compensation tool which the Board uses to relate executive compensation to the performance of the Corporation and UNB as a whole is the Corporation's Stock Based Incentive Plan. Recommendations for awards under this plan are made to the full Board of Directors by its Stock Based Incentive Plan Committee. The Committee is composed of non-management outside directors who, in 1996, were Messrs. Blank (Chairman), Cherry, Hance, Kopicki, Marder, Pond, Walker, West and Wickard and Madames Marotta and McKiernan. Mr. Gregor was awarded options to acquire 8,500 shares of Corporation Common Stock pursuant to this plan in 1996, and other Named Officers were awarded a total of 9,000 options under this plan in 1996.

      Detailed information related to the compensation of the Named Officers is shown in the compensation tables above.

      As part of the 1993 Omnibus Budget Reconciliation Act ("OBRA `93") - under
Section 162(m) of the Internal Revenue Code - effective for taxable years beginning on or after January 1,1994, companies are subject to limits on the deductibility of executive compensation OBRA `93 limited deductible compensation for each executive officer to $1 million per year. Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation which is approved by shareholders. Based on its 1996 salaries, profit-sharing awards and incentive plan awards, the Corporation does not expect any of its executive officers to exceed the $1 million deductibility threshold during the 1997 tax year.

THE BOARD OF DIRECTORS

        George W. Blank           Antonia S. Marotta
        Donald A. Buckley         John W. McGowan III
        C. Douglas Cherry         Patricia A. McKiernan
        Thomas C. Gregor          Charles N. Pond, Jr.
        Charles E. Hance          Kenneth W. Turnbull
        John R. Kopicki           David R. Walker
        Richard C. Marder         Ronald E. West
                                  George J. Wickard

                                PERFORMANCE GRAPH

      The following graph is a requirement of the Commission. The graph compares the cumulative total return on a hypothetical $100 investment made on December 30, 1991 in: (a) the Corporation's Common Stock; (b) the CRSP Index for the NASDAQ Stock Market (U.S. Companies); and (c) the Keefe, Bruyette & Woods 50 ("KBW 50") Index. The graph is calculated assuming that dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock.

                  GRAPHICAL REPRESENTATION OF DATA TABLE BELOW

SYMBOL       INDEX DESCRIPTION       12/31/91     12/31/92     12/31/93     12/30/94     12/29/95     12/31/96
------       -----------------       --------     --------     --------     --------     --------     --------
  x       UNITED NATIONAL BANCORP     $100.00      $148.02      $226.04      $261.69      $292.89      $339.70

  o       CRSP Index for Nasdaq       $100.00      $116.38      $133.60      $130.59      $184.67      $227.16
          Stock Market (US
          Companies)

  +       Keefe, Bruyette, & Woods    $100.00      $127.42      $134.48      $127.62      $204.41      $289.15
          50 Index

PROPOSAL 2 -   AN AMENDMENT TO THE CORPORATION'S CERTIFICATE OF
               INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF THE
               CORPORATION FROM 5,000,000 TO 8,000,000 SHARES, AND THE
               AUTHORIZED PREFERRED STOCK FROM 300,000 TO 1,000,000 SHARES.


GENERAL

      The Board of Directors on February 18, 1997 unanimously approved an amendment to Article 3 of the Certificate of Incorporation (the "CERTIFICATE") to increase the authorized common stock to 8,000,000 shares and the authorized Preferred Stock to 1,000,000 shares.

      Under the proposed amendment, the Corporation will have a total of 9,000,000 authorized shares of which 8,000,000 shares are common stock and 1,000,000 shares are preferred stock which generally could be issued by the Board without further shareholder approval. Under the proposed amendment, the Board will have the right to establish classes or series of preferred stock and to determine the relative rights, preferences and limitations of each such new class or series, including dividend rights, conversion rights, voting rights, redemption prices and similar matters.

      The Certificate presently authorizes the issuance of 5,000,000 shares of common stock and 300,000 shares of preferred stock, of which 4,413,331 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding as of the record date of the annual meeting.

PURPOSE OF THE PROPOSAL

      The purpose of this amendment is to maximize the Corporation's ability to expand its capital. Although the Corporation has no agreements, commitments or plans at this time for the sale or other use of additional shares of stock, the Board of Directors believes that the proposed authorization to issue both common and preferred stock will provide the Corporation with increased flexibility in generating additional capital, achieving future acquisitions and meeting its corporate needs. If the issuance of shares is deemed advisable in connection with raising additional capital, or future acquisitions, having the authority to issue the additional shares would avoid the time delay and expense of a special shareholders' meeting to authorize the issuance of either common or preferred stock. No further action or authorization by the Corporation's shareholders would be necessary prior to issuance of such stock, except as may be required for a particular transaction by applicable law or regulation.

POSSIBLE ADVERSE EFFECTS OF THE PROPOSAL

      The issuance of the additional common stock may have certain adverse effects upon the current holders of common stock. Holders of the Corporation's common stock will not have preemptive rights with respect to any new common stock. The issuance of further common stock would increase the number of shares of common stock outstanding, thereby diluting percentage ownership of existing shareholders, as well as possibly diluting book value per share and/or earnings per share.

      The issuance of the preferred stock may have certain adverse effects upon the holders of common stock. Issuance of shares of preferred stock could affect the voting rights of holders of common stock if any classes or series of preferred stock had disproportionately high voting rights, or had voting rights with respect to particular matters. Holders of the Company's common stock will not have preemptive rights with respect to preferred stock. If any class or series of preferred stock is convertible into or redeemable for common stock, the number of shares of common stock outstanding may be increased, thereby diluting the percentage ownership of existing shareholders. Shares of preferred stock generally will be preferred to common stock as to dividend rights and distributions in the event of liquidation.

POSSIBLE ANTI-TAKEOVER EFFECTS OF THE PROPOSAL

      When in the judgment of the Board of Directors such action would be in the best interests of the shareholders and the Corporation, the issuance of shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Corporation for example, by the sale of common stock to purchasers favorable to the Board of Directors. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Corporation should the Board of Directors consider the action of such entity or person not to be in the best interests of the shareholders and the Corporation. Such issuance of common stock could also have the effect of diluting the earnings per share and book value per share of the common stock held by then existing holders of common stock.

VOTE REQUIRED FOR ADOPTION OF THE PROPOSAL

      In accordance with the New Jersey Business Corporation Act and the Certificate, the affirmative vote of a majority of those shares of common stock voting on this proposal is required to adopt the amendment to the Certificate.

RECOMMENDATION

      The Board of Directors unanimously recommends a vote FOR the amendment to the Certificate.

PROPOSAL 3 - AN AMENDMENT TO THE CORPORATION'S 1995 STOCK OPTION PLAN FOR
             NON-EMPLOYEE DIRECTORS (THE "DIRECTOR PLAN") TO INCREASE THE SIZE OF THE OPTIONS GRANTED TO EACH NON-EMPLOYEE DIRECTOR ELECTED OR RE-ELECTED AT AN ANNUAL MEETING AND TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE BY THE CORPORATION UNDER THE DIRECTOR'S PLAN FROM 35,000 TO 65,000.

      At the Meeting, there will be presented to the shareholders a proposal to approve the adoption by the Board of Directors of an amendment to the Corporation's 1995 Stock Option Plan for Non-employee Directors (the "Director Plan").

      The Director Plan was initially approved by the Corporation's shareholders at the Annual Meeting held on June 20, 1995. As originally adopted, the Director Plan provided that each non-employee director elected or re-elected at an annual meeting would be granted an option to acquire 1,000 shares of Common Stock following that meeting (proportionately fewer shares if elected for less than a three-year term). The amendment, if adopted, will increase the size of these options so that each non-employee director elected or re-elected at an annual meeting would be granted an option to acquire 2,400 shares of Common Stock following that meeting (proportionately fewer shares if elected for less than a three-year term). If adopted, the amendment will also increase the number of shares of Common Stock reserved for issuance by the Corporation under the Director Plan from 35,000 to 65,000 shares.

      The Board of Directors approved an amendment to the Director Plan on February 18, 1997. If approved by the shareholders, the amendment will become effective immediately and, therefore, will be applicable to the Non-Employee Directors elected at the Meeting.

               DESCRIPTION OF THE DIRECTOR PLAN AND THE AMENDMENT

      The objective of the Director Plan is to assist the Corporation in attracting and retaining highly qualified persons as directors of the Corporation and to align the interests of such persons more closely with the interests of the Corporation's shareholders.

TYPES OF OPTIONS

      All options granted under the Director Plan are for shares of the Corporation's Common Stock.

ADMINISTRATION

      The Director Plan is administered by the Board of Directors. The Board has no power to identify the optionees or to determine the number of shares subject to each option, the date of grant or the terms and conditions governing the option. The Board is only charged with the responsibility of interpreting the Director Plan and making all administrative determinations thereunder.

ELIGIBILITY AND GRANTS OF OPTIONS

      Each director who is not also an employee of the Corporation or its affiliates, and has not been an employee for at least one year (a "Non-Employee Director"), is eligible to receive options under the Director Plan. Under the current Director Plan each eligible person who is elected or re-elected at an annual meeting of the Corporation's shareholders is automatically granted an option to purchase: (a) 1,000 shares of Common Stock if elected or re-elected to a three-year term, (b) 667 shares of Common Stock if elected or re-elected to a two-year term, or (c) 333 shares of Common Stock if elected or re-elected to a one-year term. Under the proposed amendment to the Director Plan, each eligible person who is elected or re-elected at an annual meeting of the Corporation's shareholders will be automatically granted an option to purchase: (a) 2,400 shares of Common Stock of elected or re-elected to a three-year term, (b) 1,600 shares of Common Stock if elected or re-elected to a two-year term, or (c) 800 shares of Common Stock if elected or re-elected to a one-year term. Assuming that the amendment to the Director Plan is approved by the Corporation's shareholders and all four Non-Employee Directors standing for re-election are elected at the Meeting, the total number of options which will be granted under the Director Plan immediately following the Meeting would be as follows:

                                NEW PLAN BENEFITS

                            DIRECTOR PLAN, AS AMENDED

      Non-Executive Directors as a Group......  Options to Purchase 9,600 Shares
      Total...................................  Options to Purchase 9,600 Shares


TERMS AND CONDITIONS OF OPTIONS

Term; Vesting; Acceleration. All options granted under the Director Plan have terms of ten years, subject to earlier termination as provided in the Director Plan. Subject to accelerated vesting upon a change in control of the Corporation, retirement, death or disability of the director, options granted
(i) pursuant to the current Director Plan will become exercisable as follows:
333 shares of Common Stock will become exercisable on the first anniversary of the date of the grant, 334 shares of Common Stock (if the option is for 667 or 1,000 shares of Common Stock) will become exercisable on the second anniversary of the date of grant, and the final 333 shares of Common Stock (if the option is for 1,000 shares of Common Stock) will become exercisable on the third anniversary of the date of grant or (ii) pursuant to the Director Plan, as proposed to be amended, will become exercisable as follows: 800 shares of Common Stock will become exercisable on the first anniversary of the date of the grant, 800 shares of Common Stock (if the option is for 1,600 or 2,400 shares of Common Stock) will become exercisable on the second anniversary of the date of grant, and the final 800 shares of Common Stock (if the option is for 2,400 shares of Common Stock) will become exercisable on the third anniversary of the date of grant. When the person ceases to serve as a director (a "Termination"), options that (i) had not previously become exercisable and (ii) do not automatically become exercisable upon such Termination, will be forfeited and terminated immediately.

      If a director's service to the Corporation terminates by reason of retirement or disability, all options granted to the director that have not become exercisable on or before the date of Termination will immediately become exercisable, provided the director has previously completed at least three years of service. All options held by a director who terminates service by reason of retirement or disability may be exercised for a period of one year from the date of such Termination or until the expiration of the stated term of the option, whichever period is shorter.

      If a director's service to the Corporation terminates due to death, involuntary resignation or dismissal without cause, all options granted that have not become exercisable on or before the date of such Termination will immediately become exercisable and may be exercised for a period of one year from the date of the Termination or until the expiration of the stated term of the option, whichever period is shorter.

      If a director's service to the Corporation is terminated for cause (as defined in the Director Plan), no option shall be exercisable after the date of the Termination. If a director's service to the Corporation terminates due to any reason not specified above, the director may exercise only those options granted that have become exercisable on or before the date of such Termination and may exercise such options for a period of one month from the date of the Termination or until the expiration of the stated term of the option, whichever period is shorter.

Exercise Price. The Director Plan provides that opinions are to be granted at an exercise price equal to the fair market value (on the date of grant) of the Common Stock purchasable thereunder. Fair market value is defined to be the average of the last bid and asked prices reported for Common Stock in the NASDAQ/NMS. If bid and asked prices are not quoted, then fair market value is the average of the high and low reported sales prices. If the Common Stock becomes listed on a national securities exchange, then fair market value is the last reported sales price.

      The Director Plan provides that the purchase price for shares acquired pursuant to the exercise of any option is payable in full at the time of exercise. The exercise price must be paid by certified or cashier's check, in the form of unrestricted stock already owned by the director, in some combination of the foregoing, or by any other means acceptable to the Corporation.

Change in Control Provisions. Upon a "Change in Control" (as defined in the Director Plan) all outstanding options under the Director Plan which are not yet vested become immediately and fully exercisable.

      The Director Plan defines Change in Control generally to mean any of the following: (1) any person or group (other than the Corporation acquires 25% or more of the Corporation's and/or United National Bank's ("UNB") voting securities or all or substantially all of its assets; (2) the Corporation and/or UNB agrees to merge with an unaffiliated entity and (a) the Corporation's and/or UNB's directors immediately prior to such merger will constitute less than a majority of the directors of the surviving entity or (b) less than 75% of the outstanding voting securities of the surviving entity will be beneficially owned by the stockholders of the Corporation's immediately prior to the merger; (3)the Corporation and/or UNB agrees to transfer all or substantially all of its assets, other than to a wholly-owned subsidiary of the Corporation; or (4) a majority of the directors of either the Corporation or UNB are persons who were not (a) directors on the date the Director Plan is approved by the stockholders of The Corporation's ("current members"), (b) nominated by the affirmative vote of a majority of the current members at the time of their nomination ("future designees") or (c) nominated by the affirmative vote of a majority of the current members and future designees, taken as a group.

SHARES SUBJECT TO THE DIRECTOR PLAN

      The current Director Plan authorizes the Corporation to issue 35,000 shares of Common Stock pursuant to options. Under the proposed amendment, the Director Plan will authorize the Corporation to issue 65,000 shares of Common Stock pursuant to options. As of the date of this Proxy Statement, options for 17,290 shares have been issued and are outstanding under the Director Plan.

AMENDMENTS TO THE DIRECTOR PLAN

      The Board of Directors has the right to amend the Director Plan. However, without the approval of the Corporation's shareholders no amendment may be made to the Director Plan if the amendment would (a) except as provided under the Director Plan for changes in capitalization, increase the number of shares of Common Stock reserved for stock option grants under the Director Plan, (b) change the class of persons eligible to participate in the Director Plan, (c) extend the maximum period for granting or exercising options, (d) change the vesting schedule provided in the Director Plan for options or (e) otherwise increase the benefits accruing to eligible directors under the Director Plan.

FEDERAL INCOME TAX CONSEQUENCES UNDER THE DIRECTOR PLAN

      The options granted under the Director Plan will be treated as "nonstatutory options" for federal income tax purposes. The grant of a nonstatutory option which has no readily ascertainable fair market value at the time it is granted is not taxable to the recipient of the option for federal income tax purposes at the time the option is granted. The options granted under the Director Plan should be considered as having no readily ascertainable fair market value at the time of grant because they are neither tradable on an established market nor transferable by the recipient.

      The recipient of a nonstatutory option realizes compensation taxable as ordinary income at the time the option is exercised or transferred. The amount of such compensation is equal to the amount by which the fair market value of the stock acquired upon exercise of the option exceeds the amount required to be paid for such stock. At the time the compensation income is realized by the recipient of the option, the Corporation is entitled to an income tax deduction in the amount of the compensation income, provided applicable rules pertaining to tax withholding are satisfied and the compensation represents an ordinary and necessary business expense of the Corporation. The stock acquired upon exercise of the option has an adjusted basis in the hands of the recipient equal to its fair market value taken into account in determining the recipient's compensation and a holding period commencing on the date the stock is acquired by the recipient. At the time the stock is subsequently sold or otherwise disposed of by the recipient, the recipient will recognize a taxable capital gain or loss, measured by the difference between the adjusted basis of the stock at the time it is disposed of and the amount realized in connection with the transaction.

      Under current law, a taxpayer's net capital gain (i.e., the amount by which the taxpayer's net long-term capital gains exceed his net short-term capital losses) is subject to tax at a maximum rate of 28% for Federal income tax purposes. Ordinary income is subject to tax at rates as high as 39.5%. Capital losses are currently deductible against capital gains without limitation, but are currently deductible against ordinary income in any year only to the extent of $3,000 ($1,500) in the case of a married individual filing a separate return). Capital losses which are not currently deductible by reason of the foregoing limitation may be carried forward to future years.

      Options granted under the Director Plan normally may not be exercised until at least one year after they are granted. However, the exercise of such options may be accelerated in the event of a Change of Control, as defined in the Director Plan. Although the matter is not free of doubt, compensation recognized upon the accelerated exercise of an option may be treated as a "parachute payment" under the Code, in which case such payment may be subject in whole or in part to an additional 20% excise tax and may not be deductible by the Corporation.

VOTE REQUIRED FOR ADOPTION OF THE PROPOSAL

      In accordance with the New Jersey Business Corporation Act and the Certificate, the affirmative vote of a majority of those shares of common stock voting on this proposal is required to adopt the amendment to the Director Plan.

RECOMMENDATION

      The Board of Directors unanimously recommends a vote FOR the amendment to the Director Plan.

                              SHAREHOLDER PROPOSALS

      Any shareholder who intends to present a proposal for action at the 1998 Annual Meeting of Shareholders and desires that such proposal be included in the 1998 proxy statement and proxy for such meeting must furnish the proposal in writing addressed to Ralph L. Straw, Jr., Vice President & Secretary, United National Bancorp, P.O. Box 6000, 1130 Route 22 East, Bridgewater, NJ 08807 not later than November 17, 1997. The notice should be sent by certified mail with return receipt requested.

     SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR 1997

      KPMG Peat Marwick LLP ("Peat Marwick") served as the Corporation's independent public accountants for the fiscal year ended December 31, 1996. Arthur Andersen LLP ("Arthur Andersen") served as the Corporation's independent public accountants for the fiscal year ended December 31, 1995 and for the prior 15 years. Representatives of Peat Marwick will be present at the Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions. On October 17, 1995, the Board of Directors selected Peat Marwick to replace Arthur Andersen as the Corporation's independent public accountants effective April 1, 1996. The change in accountants was the result of a recommendation by the Audit Committee to the Board of Directors after conducting a comprehensive review (in addition to their regular, ongoing evaluation) of the Corporation's needs and requirements with respect to independent public accounting services. The Audit Committee recommendation of the selection of Peat Marwick was based on detailed presentations made by Peat Marwick, Arthur Andersen and a third nationally recognized accounting firm. Peat Marwick also will serve as the Corporation's independent public accountant for the fiscal year ended December 31, 1997.

      Neither Peat Marwick's 1996 report nor Arthur Andersen's 1995 report on the Corporation's financial statements contains an adverse opinion or a disclaimer of opinion, nor was either such report qualified or modified as to uncertainty, audit scope or accounting principles. During the Corporation's two most recent fiscal years, (i) the Corporation believes there were no disagreements with Peat Marwick or Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Peat Marwick's or Arthur Andersen's satisfaction, would have caused Peat Marwick or Arthur Andersen to make reference to the subject matter of such disagreements in connection with its reports on the Corporation's financial statements, and (ii) no "reportable events" (as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Commission) occurred.

            OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

      The Board of Directors knows of no business that will be presented for consideration at the Meeting other than that stated in this Proxy Statement. Should any other matter properly come before the Meeting or any adjournment thereof, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

      WHETHER YOU INTEND TO BE PRESENT AT THE MEETING OR NOT, YOU ARE URGED TO RETURN YOUR SIGNED PROXY PROMPTLY.

                                          By Order of the Board of Directors


                                          Thomas C. Gregor
                                          Chairman of the Board

Bridgewater, New Jersey
March 17, 1997

                                    EXHIBIT A

ARTICLE 3 OF THE CERTIFICATE AT PRESENT

                                  CAPITAL STOCK

      1. The total authorized capital stock of the Corporation shall be 5,300,000 shares, consisting of 5,000,000 shares of Common Stock and 300,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock shall constitute a single class and shall have a par value of $2.50 per share. The shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

      2. The Board of Directors of the Corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders amendments to this Certificate of Incorporation authorizing the issuance of one or more classes or series of Preferred Stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of Preferred Stock, the Board of Directors is expressly authorized to determine:

      (a) The distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors.

      (b) The dividend rate on the shares of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

      (c) The price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;

      (d) Whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

      (e) Whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

      (f) The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

      (g) Whether or not the shares of the class or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock or Common Stock ranking junior to the shares of the class or series;

      (h) Whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

      (i) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.166340A01022797

ARTICLE 3 OF THE CERTIFICATE AS PROPOSED TO BE AMENDED

      The Proposed Amendment will change the first sentence of Article 3,
Section 1 of the Certificate to read as follows:

                                  CAPITAL STOCK

      1. The total authorized capital stock of the Corporation shall be 9,000,000 shares, consisting of 8,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock which may be issued in one or more classes or series.

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

     1. Page 16 contains a description in tabular form of a graph entitled "Stock Performance Graph" which represents the comparisons of the cumulative total return on the Company's Common Stock against the cumulative total return of the CRSP Index, an industry index, and the Keefe, Bruyette & Woods, Inc. ("KBW") 50 Index, an industry index for the period of five years commencing January 1, 1992 and ending December 31, 1996, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

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[LOGO] UNITED NATIONAL
          BANCORP

                         DIRECTIONS TO THE HEADQUARTERS
                        BUILDING FOR THE ANNUAL MEETING

FROM ROUTE 22 WEST:

Take Route 22 West to the Bridgewater area. After passing the intersection with Interstate 287, continue on Route 22 West 1.8 miles to the exit for N. Bridge St./Grove St./Somerville. Follow the exit ramp; following signs for Route 22 East. Once on Route 22 East, continue for 0.7 miles to United National's Corporate Headquarters Building (on the right immediately past the Hewlett Packard Building).

FROM ROUTE 22 EAST:

Take Route 22 East to the Bridgewater area. After passing the Route 202/206 Intersection, continue on Route 22 East for 1.7 miles to United National's Corporate Headquarters Building (on the right immediately past the Hewlett Packard Building).

FROM INTERSTATE 287 NORTH:

Take Interstate 287 North to the Route 22 West exit. Continue on Route 22 West for 1.5 miles to the exit for N. Bridge St./Grove St./Somerville. Follow the exit ramp; following signs for Route 22 East. Once on Route 22 East, continue for 0.7 miles to United National's Corporate Headquarters Building (on the right immediately past the Hewlett Packard Building).

FROM INTERSTATE 287 SOUTH:

Take Interstate 287 South, past the Intersection with Interstate 78, to the exit for Rout 202/206 South, Princeton/Somerville. Continue on Route 202/206 South past Bridgewater Commons Mall, to the exit for Route 22 East. Continue for 1.7 miles to United National's Corporate Headquarters Building (on the right immediately past the Hewlett Packard Building).

                             DETACH PROXY CARD HERE
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     ------

     ------

(THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR")

1. To elect four (4)
   members to the      FOR all nominees  | |  WITHHOLD      | | *EXCEPTIONS  | |
   Board of Directors  listed below           AUTHORITY to
   of the Corporation:                        vote for all
                                              nominees
                                              listed below.

Nominees: DONALD A. BUCKLEY  ANTONIA S. MAROTTA  CHARLES N. POND  RONALD E. WEST

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

* Exceptions ___________________________________________________________________

2. To approve an amendment to the     3. To approve an amendment to the
   Corporation's Certificate of          Corporation's 1995 Stock Option
   Incorporation increas- ing the        Plan for Non-Employee Directors
   authorized common stock from          ("Directors Plan") increasing the
   5,000,000 to 8,000,000 shares         size of the options granted and the
   and the authorized preferred          number of shares reserved for
   stock from 300,000 to                 issuance by the Corporation under
   1,000,000 shares.                     the Plan.


FOR | |  AGAINST | |  ABSTAIN | |           FOR | |  AGAINST | |  ABSTAIN | |

4. At their discretion, the proxies are authorized to consider and vote upon such other business as may properly come before the Meeting or any adjournment thereof.

                                                      Change of Address and
                                                      or Comments Mark Here  | |

                                               Please sign exactly as your name
                                               appears hereon. When signing in a
                                               representative capacity, please
                                               give full title.

                                               Dated: ____________________, 1997

                                               _________________________________
                                               Signature

                                               _________________________________
                                               Signature

                                               VOTES MUST BE INDICATED
PLEASE MARK, SIGN, DATE AND RETURN THIS        (X) IN BLACK OR BLUE INK.    | |
PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

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

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                            UNITED NATIONAL BANCORP

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                       THE ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints Frank H. Blatz, Joseph B. Hetfield and Ralph J. Smalley, Jr., and each of them with full powers of substitution and revocation, to act as attorneys and proxies of the undersigned and to vote on behalf of the undersigned all shares of Common Stock of United National Bancorp (the "Corporation"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 15, 1997 at 10:00 a.m. at the Headquarters Building of the Corporation, 1130 Route 22 East, Bridgewater, New Jersey, or at any adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby instructs said attorneys and proxies to vote as indicated herein and upon such other business as may properly come before the Meeting. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as set forth on the reverse. Please refer to the Proxy Statement for a discussion of each of these Proposals.

     THIS PROXY IS REVOCABLE AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTIONS ARE MADE, THIS PROXY (IF SIGNED) WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR DIRECTOR AND FOR APPROVAL OF PROPOSALS 2 AND 3.

      (Please sign proxy on reverse side and return in enclosed envelope.)

                                                       UNITED NATIONAL BANCORP
                                                       P.O. BOX 11175
                                                       NEW YORK, N.Y. 10203-0175

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